Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tintri, Inc.:

We consent to the use of our report dated June 1, 2017, except as to note 16, which is as of June 29, 2017, with respect to the consolidated balance sheets of Tintri, Inc. and subsidiaries as of January 31, 2016 and 2017, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended January 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

June 29, 2017